Digerati Selects GCS For Its Back Office Operation

-  A Key Building Block for its Next-Generation Platform -

San Antonio, Texas - January 18, 2012 - Digerati Technologies, Inc. (OTCBB:DTGI) (OTCQB:DTGI), an established and award-winning provider of cloud communication services, today announced it has selected Global Convergence Solutions' (GCS) Dynamic Route & Rate Management Solution as its operational system to support its global session-based network.  GCS' Dynamic real-time system capabilities are a key building block for the Company's next-generation technology platform that will replace Digerati's current back office system for managing global routes. The deployment of GCS' system will create operating efficiencies which will allow Digerati to scale its business rapidly while maximizing revenues and margin for its global VoIP services.

Digerati extensively evaluated other back office systems before selecting the GCS system. The highly-scalable GCS solution will be delivered via GCS’ cloud operating environment and is an essential component of the Company's system architecture that will meet its objective of reducing operational costs while providing streamlined network operations.  The GCS Dynamic management platform will allow Digerati to further enhance its carrier-to-carrier and retail enterprise product lines, specifically as it pertains to its North American services.  The GCS platform will also provide Digerati with several critical features and capabilities that will enable the Company to better serve its customers.

Neal Axelrad, CEO of GCS, remarked, “Our next-generation management solutions have been helping dozens of carriers improve their revenues and margins while automating 90% of the operational burden and costs associated with the back office functions that managing a global next-generation network commands.  The GCS Dynamic On-Demand Solution will provide Digerati with the most comprehensive set of tools available in the market to manage their global business.”

Ken Ryon, Sr. Vice President of Engineering at Digerati, stated, "We discovered that GCS has the platform and domain knowledge that automates many of the time consuming manual tasks of adjusting routes and rates based on standard  business practices within our industry.  Providing us the ability to define a set of QoS metrics for individual routes was key to scaling our operations group to support the exponential growth of our enterprise customer base both here in the US and abroad.  Allowing our sales channel and customers access to real-time statistical reports was a well appreciated bonus.”

About Global Convergence Solutions, Inc.

Headquartered in Skillman, NJ, GCS provides carrier innovative next-generation management solutions that reshape how carriers acquire, analyze and utilize data across their network in real-time. GCS' unparalleled expertise in the telecommunications marketplace provides carriers with the tools, technology and knowledge necessary to increase the value of their network by utilizing the most innovative, reliable and cost effective network communications solutions. For more information visit:  http://www.globalconverge.com

About Digerati Technologies

Digerati is a three-time recipient of Deloitte and Touche's Fast 500 Award for recognition as one of the 500 fastest growing technology companies in North America. Digerati is meeting the global needs of businesses that are seeking simple, flexible, and cost-effective communication solutions.  Digerati's cloud-based services include a fully hosted IP/PBX, VoIP transport, SIP trunking, data storage, and customized VoIP solutions for specialized applications. Services are delivered with unparalleled reliability and performance over Digerati's carrier-class global VoIP network, which has been built over the course of a decade. For more information visit www.digerati-inc.com.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ from those contained in this news release.  The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or transmissions in foreign countries.